EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-86946 and 333-96661) of our report dated March 11, 2005 on our audit of the consolidated financial statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003, included in the 2004 annual report on Form 10-KSB/A of a21, Inc.

Eisner LLP

New York, New York
March 30, 2005